EXHIBIT 99.1

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GALYANS SPORTS & OUTDOOR
ONE GALYANS PARKWAY
PLAINFIELD, IN 46168

                 [Letterhead of Galyan's Trading Company, Inc.]

FOR IMMEDIATE RELEASE                                         June 21, 2004

                 Galyans Announces Execution of Merger Agreement
                           with Dick's Sporting Goods

         PLAINFIELD, IN - June 21, 2004--Galyan's Trading Company, Inc. (NASDAQ:GLYN) announced today that it has entered into a merger agreement providing for the sale of the company to Dick's Sporting Goods, Inc. (NYSE:
DKS). The merger agreement provides that the shareholders of Galyans will receive $16.75 per share in cash for their company shares. The offer price is 50.9% greater than the closing trading price of the Company's shares on June 21, 2004.

         Pursuant to the terms of the merger agreement with Dick's, Dick's will, within the next six business days, commence a tender offer to purchase all of the outstanding company shares, followed by a second step merger of Galyans with a subsidiary of Dick's. The completion of the tender offer is conditioned, among other things, (i) at least a majority of Galyans' outstanding common shares, on a fully diluted basis, being tendered and not withdrawn prior to the expiration date of the offer, and (ii) satisfaction of applicable regulatory requirements. The tender offer will be followed by a merger in which the holders of the remaining outstanding company shares will receive $16.75 in cash. The closing of the merger is conditioned upon the satisfaction of customary conditions.

         Galyans' directors approved the merger agreement with Dick's and agreed to recommend that company shareholders tender their company shares in Dick's offer and vote their company shares to approve the merger. Goldman Sachs & Co. served as Galyans' financial advisor in connection with the proposed tender.

         Holders of approximately 55.0% of the outstanding company shares (44.3% on a fully diluted basis) have entered into agreements with Dick's requiring the shareholders to tender their company shares into the tender offer and to vote those shares to approve the merger.

Additional Information

         This announcement is not a recommendation or an offer to purchase shares of Galyans. Dick's Sporting Goods, Inc. has not commenced the tender offer for shares of Galyans. Upon commencement of the tender offer for shares of common stock of Galyans, which is expected to occur on or before June 29, 2004, Dick's will file with the Securities and Exchange Commission a tender offer statement on Schedule TO, and Galyans will file with the Commission a solicitation/recommendation statement on Schedule 14D-9. Galyans' stockholders are advised to read Dick's tender offer statement and Galyans' solicitation/recommendation statement when they are available because they will contain important information about Galyans and Dick's, the tender offer and the merger. Galyans' stockholders may obtain free copies of these statements, when

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available, from the Commission's website at www.sec.gov. These documents may also be obtained free of charge by calling investor relations at Galyans at 317-612-2461.

About Galyan's Trading Company, Inc.

         Galyans is an active lifestyle retailer that anticipates and focuses on the latest in sports, fitness, outdoor recreation and apparel. Galyans operates 47 stores in 21 states with unique designs to merchandise not only the equipment for hundreds of popular active lifestyles activities, but also the footwear, apparel and accessories that go along with them. For more information about the company see Galyans' website at www.galyans.com.

About Dick's Sporting Goods, Inc.

         Pittsburgh-based Dick's Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of May 1, 2004, the Company operated 169 stores in 27 states throughout the Eastern half of the U.S.

Galyan's Cautionary Statement Regarding Forward-Looking Information

         We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business; the impact of increased competition and its effect on pricing and expenses associated with advertising and promotion in response thereto; risks related to the level of markdowns necessary to clear aged inventory; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment and risks relating to the regulation of the products we sell, including firearms. Also, this transaction is not yet completed and is subject to a majority minimum tender condition, among other conditions. See our Annual Report on Form 10-K for the year ended January 31, 2004, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors.

We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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For further information contact:

     Myra Borshoff
     Borshoff Johnson Matthews
     (317) 631-6400
     (317) 710-2127 (cell)
     mborshoff@bjmpr.com

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